FOR IMMEDIATE RELEASE	FOR MORE INFORMATION
Thursday, November 14, 2013	CONTACT: Mark Severson,
Executive Vice President & CFO, Cordia Bancorp
804-763-1322

NEWS RELEASE

Cordia Bancorp Inc. Reports Third Quarter Profit

MIDLOTHIAN, VA., (GLOBE NEWSWIRE) - Cordia Bancorp Inc. (the “Company”)(NASDAQ: BVA), parent company of Bank of Virginia (the “Bank”), reported net income of $208,000, or $0.07 per share, in the third quarter of 2013, compared to a net loss of $449,000, or $(0.26) per share, in the third quarter of 2012. For the first nine months of 2013, net income was $690,000, or $0.27 per share, compared to a loss of $425,000, or $0.27 per share, for the first nine months of 2012.

Financial Highlights

•	Asset Growth. Total assets were $233.0 million at September 30, 2013, compared to $178.7 million at December 31, 2012. Loans increased 53%, to $172.8 million at September 30, 2013, from $113.1 million at December 31, 2012. During the first nine months of 2013 the Company purchased $51.3 million of student loans that are approximately 98% guaranteed by the U.S. Department of Education and also originated $28.4 million of new organic loans.

•	Net Interest Income. Net interest income after provision for loan losses was $1.9 million in the third quarter of 2013 compared to $1.2 million in the third quarter of 2012, and $6.1 million in the first nine months of 2013 compared to $4.6 million in the first nine months of 2012.

•	Deposit Growth and Mix. Total deposits increased to $208.9 million at September 30, 2013, compared to $154.4 million at December 31, 2012. The Company acquired institutional time deposits at rates lower than its retail rates and continued to shift its retail deposit mix away from time deposits into transaction accounts. Total checking, money market and savings accounts increased 38.0%, to $81.3 million at September 30, 2013, from $58.9 million at December 31, 2012.

•	Deposit Rates. Average rates on the Bank’s interest-bearing deposits decreased from 1.16% in the first nine months of 2012 to 0.87% in the nine months of 2013, while adding $60.3 million in total average deposits.

•	Asset Quality. Asset quality continued to improve, with total non-performing assets, net of accruing troubled debt restructurings, decreasing to $5.6 million, or 2.4% of assets, at September 30, 2013, from $7.2 million, or 4.0% of assets, at December 31, 2012. There were no delinquencies on the Company’s accruing organic loan portfolio at September 30, 2013.

•	Tangible Book Value. Tangible book value per share increased to $4.69 at September 30, 2013, from $4.15 at December 31, 2012.

•	Deferred Tax Asset. As of September 30, 2013, the Company has net deferred tax assets totaling $9.3 million of which $8.5 million represents the after-tax impact of net operating losses. This net deferred tax asset is fully offset by a valuation allowance as a result of uncertainty surrounding the ultimate realization of these tax benefits. If it is determined that realization of the deferred tax assets is more-likely-than-not, based primarily on developing sufficient core profitability, some or all of $5.9 million of valuation allowance may be reversed.

Balance Sheet and Asset Quality

The company's total assets were $233.0 million at September 30, 2013, compared to $178.7 million at December 31, 2012. Loans held for investment net of the allowance for loan losses increased to $171.3 million at September 30, 2013, from $111.0 million at December 31, 2012. Total deposits were $208.9 million at September 30, 2013, compared to $154.4 million at December 31, 2012.

Balance sheet quality continued to improve. Total non-accrual loans decreased to $4.1 million at September 30, 2013 from $5.5 million at December 31, 2012.

During the first nine months of 2013, the Company purchased student loans, with a carrying value of $51.3 million at September 30, 2013, that are approximately 98% guaranteed as to principal and interest by the U.S. Department of Education.

Operating Results

Net interest income after the provision for loan losses was $1.9 million for the third quarter of 2013, compared to $1.2 million for the third quarter of 2012. This increase was primarily the result of a $66.1 million increase in average earning assets. Net interest margin was 3.30% and 4.02% for the third quarter of 2013 and 2012, respectively.

Net interest income after the provision for loan losses was $6.1 million for the first nine months of 2013, compared to $4.6 million for the first nine months of 2012. This increase was primarily the result of a $74.8 million increase in average earning assets. Net interest margin was 3.66% and 4.16% for the first nine months of 2013 and 2012, respectively.

Noninterest income was relatively flat at $82 thousand for the third quarter of 2013, compared to $68 thousand for the third quarter of 2012. Noninterest income decreased from $251 thousand in the first nine months 2012, compared to $215 thousand in the first nine months of 2013.

Noninterest expense was relatively flat at $1.8 million for the third quarters of 2013 and 2012, respectively. Noninterest expense increased from $5.3 million for the first nine months of 2012 to $5.7 million for the first nine months of 2013. These increases were primarily due to the hiring of two new senior officers and loan administrative fees relating to the Bank’s new guaranteed student loan program.

About Cordia Bancorp

Cordia Bancorp Inc. is a public bank holding company founded in 2009 seeking to invest in undervalued community banks and pursue organic and strategic growth in the Mid-Atlantic banking market. Substantially all of the assets of Cordia consist of its investment in Bank of Virginia. Bank of Virginia provides retail banking services to individuals and commercial customers through four full-service and two ATM-only banking locations in the greater Richmond market, including Chesterfield and Henrico Counties and Colonial Heights, Virginia.

For more information about Cordia Bancorp and Bank of Virginia, visit our websites: www.cordiabancorp.com and www.bankofva.com

DISCLAIMER

This news release may include forward-looking statements. These forward-looking statements are based on current expectations that involve risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may differ materially. These risks include: changes in business or other market conditions; the timely development, production and acceptance of new products and services; the challenge of managing asset/liability levels; the management of credit risk and interest rate risk; the difficulty of keeping expense growth at modest levels while increasing revenues; and other risks detailed from time to time in the Company’s periodic filings with the Securities Exchange Commission. Pursuant to the Private Securities Litigation Reform Act of 1995, the Bank does not undertake to update forward-looking statements contained within this news release.

EXHIBIT 99.1

Cordia Bancorp Inc.

Selected Financial Information and Other Data

($ in thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Summary of Operations
Total interest income	$2,324	$2,015	$7,605	$5,946
Total interest expense	457	402	1,356	1,166
Net Interest income	1,867	1,613	6,249	4,780
Provision for (recovery of) loan losses	(23)	438	111	205
Net interest income after provision for loan losses	1,890	1,175	6,138	4,575
Non interest income	82	68	215	251
Non interest expense	1,764	1,810	5,663	5,272
Net income (loss)	208	(567)	690	(446)
Less: Noncontrolling interest in net income of
consolidated subsidiary	-	(118)	-	(21)
Net (loss) income attributable to Cordia Bancorp Inc.	$208	$(449)	$690	$(425)

Performance Ratios
Earnings per share, basic and diluted	$0.07	$(0.26)	$0.27	$(0.27)
Net interest margin	3.30%	4.02%	3.66%	4.16%
Annualized return on average assets	0.36%	-1.04%	0.39%	-0.34%
Annualized return on average equity available to Cordia	6.32%	-23.20%	8.37%	-7.33%
Efficiency ratio (non-interest expense divided by the sum of
net interest income and non-interest income)	89.45%	145.62%	89.14%	109.24%

Cordia Bancorp Inc.

Selected Financial Information and Other Data

($ in thousands, except per share data)

	September 30, 2013 (unaudited)	December 31, 2012
Balance Sheet Summary
Loans held for investment	$172,789	$113,070
Loans held for sale	-	28,949
Allowance for loan losses (ALLL)	(1,517)	(2,110)
Loans held for investment, net of ALLL	171,272	110,960
Total assets	232,972	178,696
Deposits	205,358	154,428
FHLB borrowings	10,000	10,000
Period End Data
	9/30/2013	12/31/2012
Total stockholders' equity - Cordia	13,167	8,804
Non-controlling interest	-	4,335
Total Shareholders' equity	13,167	13,139
Book value per share - Cordia	$4.74	$4.24
Shares of common stock outstanding	2,775,802	2,077,605

Asset Quality
Non-accrual loans	4,054	5,471
Accruing troubled debt restructurings	1,864	2,060
Real estate owned	1,545	1,768
Total non-performing assets	5,599	7,239
Nonaccrual loans to loans held for investment	2.35%	4.84%
ALLL to loans held for investment	0.88%	1.87%
ALLL to nonaccrual loans	37.42%	38.57%
Non-performing assets to total assets	3.20%	5.20%

Bank of Virginia Capital
Tier 1 capital	$14,053	$14,939
Tier 2 capital	1,517	1,515
Total qualifying capital	15,570	16,454
Tier 1 leverage ratio	6.0%	8.7%
Tier 1 risked-based capital ratio	10.1%	12.3%
Total risk-based capital ratio	11.2%	13.6%

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